                                  EXHIBIT 10.1

                                AMENDMENT OF THE
             ANNUAL MANAGEMENT INCENTIVE COMPENSATION PLAN OF 1994

                   (Approved by Stockholders on May 1, 1996)

                                AMENDMENT OF THE
             ANNUAL MANAGEMENT INCENTIVE COMPENSATION PLAN OF 1994

                   (Approved by Stockholders on May 1, 1996)



     In May 1994, the stockholders approved the Annual Management Incentive Compensation Plan of 1994 ("MICP"). The MICP was designed to remain in effect indefinitely, until terminated by the Board of Directors. Operational details of the plan, such as goals and the identity of participants, are modified by the achievement of one-year goals with each cycle of the plan running from January 1 to December 31. The first plan year was effective January 1, 1994, and ended December 31, 1994.


     The stockholders approved an amendment to the plan for 1995 which changed certain performance measures for the plan year beginning January 1, 1995, and ending December 31, 1995.

     For all employees except the CEO, the MICP for 1995 provided awards based on four performance measures, each with an equal weighting. These performance measures were:

   (a)  Corporate earnings (after-tax operating earnings per share);

   (b)  Efficiency ratio (ratio of expenses to premium income);

   (c) Individual executive participant's contribution to the business, with emphasis on positioning for the future; and

   (d)  Price of the America's Class B Stock.

     For 1996, the Compensation Committee recommends changes in the structure of the plan as described below. There will still be four performance measures, but these measures will not be weighted equally in determining the incentive awards. The first two measures will be assigned a weighting of 30% each, and the other two will be assigned a weighting of 20% each. The four performance measures are as follows:

   (1) The first performance measure (30% weighting) is return on equity. This is defined as the ratio of the Company's after tax operating earnings to the average stockholders' equity on the basis of generally accepted accounting principles excluding the adjustment required by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The incentive award is based on the following table:

                     ROE            % ACHIEVEMENT
                     ---            -------------
                     8.67%                  0%
                     9.15                  50
                     9.63                 100
                     9.80                 125
                     9.97                 150
                    10.14                 175
                    10.49                 200
                    10.84                 225
                    11.53                 250
                    13.67                 275
                    15.81                 300
              Above 15.81         Additional 3.5% for each
                                  Additional .30% in ROE


(2) The second performance measure (30% weighting) is premium growth. This is a measure of growth in premium income from continuing operations. The incentive award is based on the following table:


               Premium Growth             % Achievement
               ---------------           ---------------
                     3.49%                      0%
                     3.93                      50
                     4.37                     100
                     4.81                     125
                     5.25                     150
                     5.69                     175
                     6.13                     200
                     7.01                     225
                     8.77                     250
                    10.53                     275
              Above 10.53            Additional 1% for each
                                additional .07% in premium growth


   (3) The third performance measure (20% weighting) is the performance of the Company's stock on a total return basis, relative to a peer group of ten insurance companies. The peer group is comprised of the companies included in the S&P Life Insurance Index and the S&P Multi-Line Insurance Index. The total return includes the appreciation in stock price as measured by the average price for all trading days in the fourth quarter of each calendar year, excluding the last two weeks, plus dividends during a twelve month period.

     The performance of the Company's stock is ranked with the performance of the ten peer companies. The incentive award is based on the following table:


                           Percentile   % Achievement
                           ----------  --------------
                              10th             0%
                              20th             0
                              30th             0
                              40th             0
                              50th             0
                              60th            50
                              70th           100
                              80th           150
                              90th           200
                             100th           300


   (4) The fourth performance measure (20% weighting) is the individual executive participant's contribution to the business with emphasis on positioning for the future. This measure has been included in the MICP since its inception in 1994. Credit for achievement under this measure cannot exceed 100%.

     Target awards under this plan continue to be set at percentages of base salary. The target awards for 1996 are set at the following percentages of base salary: 100% for the CEO, 75% for the Executive Vice President and Chief Financial Officer, 50% for Senior Vice Presidents (with appropriate percentages to be assigned by the Compensation Committee for other designated senior officers), and percentages ranging from 35% to 10% for all other participants based on assessment of their contribution to the Company's success.


PERFORMANCE SHARE PLAN

     A Performance Share Plan is proposed to be included in the MICP. The CEO, Executive Vice President and Chief Financial Officer, the Senior Vice Presidents, and other designated senior officers would participate in this plan. Producers for the Company who achieve certain performance sales goals would also participate in this plan as described below. It is estimated that approximately fifteen to thirty-five officers would participate in any one year. The officers, all of whom have company stock ownership requirements, would be required to receive a portion of their MICP annual incentive awards in "Performance Shares," based on the following table:


                    MICP Incentive           % Paid in
                       Earned            Performance Shares
                    -------------------  ------------------
                    Less than $99,999            25.0%
                    $100,000 - $249,999          37.5
                    $250,000 or more             50.0

     Participants may elect to receive any portion of their MICP awards above the required percentage in Performance Shares.

     A "Performance Share" is a unit of deferred compensation equal in value to the market price of Company stock. The number of Performance Shares to be awarded to any participant is determined by:

   (1) Dividing the amount of MICP award being paid in Performance Shares (both mandatory and voluntary) by the current market price for a share of Company stock, and

   (2) "Grossing-up" the number of Performance Shares on a 30% basis, to reflect risk of forfeiture, lack of liquidity and marketability.

   Performance Shares are subject to the following:

   (1) The shares attributable to the "gross-up" factor are subject to forfeiture during a three-year period following the award. The remaining Performance Shares are not subject to forfeiture.

   (2) Participants may elect to extend the deferral period for payment of Performance Shares beyond the required period of three years, but not beyond the earliest of retirement, death, or disability. Any such election must be made prior to the date such shares are credited to the participant.

   (3) Generally, Performance Shares will be paid in stock; however, the Compensation Committee of the Board of Directors has the authority to direct that the value of such shares be paid in part or entirely in cash.

   (4) Each Performance Share will receive a dividend equivalent in an amount equal to the then current dividend on the Company's stock. The dividend may be paid in cash or applied to accumulate additional Performance Shares, at the election of each participant.

   (5) Performance Shares will be counted in the calculation of participants' total ownership of Company stock for purposes of determining the extent to which stock ownership requirements have been met.

   (6) In the event of death, disability, normal retirement, termination without cause, or change in control of the Company, any shares attributable to the "gross-up" factor, which otherwise would be subject to forfeiture during a three year period, will automatically cease to be subject to such forfeiture.

        In the event of termination for cause or voluntary resignation, any shares subject to the "gross-up" factor will be forfeited. The Compensation Committee of the Board of Directors has the authority to review such forfeiture on a case by case basis.

     Certain producers who achieve performance sales goals would also be eligible to participate in the Performance Share Plan. The goals required and the terms of the producers' participation will be approved by the Compensation Committee. However, there would be no "gross-up" of the number of shares to be awarded under the Plan to the producers, and the terms of such participation would be no more favorable than those applicable to the officers. Management estimates that approximately ten to thirty-five producers would participate in this plan each year.

     It is impossible to determine the amount or value of awards which will be made if this amendment is approved since the total amount depends on the future performance of both the individual and the Company.


KEY CONTRIBUTOR PLAN

     The Key Contributor Plan which was added to the MICP upon approval by the stockholders in 1995 will be retained in the Plan in its present form.